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                             TERMINATION AGREEMENT
                             ---------------------


         THIS TERMINATION AGREEMENT (this "Agreement") is made February 26, 1998, by and between Selas Corporation of America, a Pennsylvania corporation ("Selas"), and NII, Incorporated, a California corporation ("NII").

         WHEREAS, Selas, NII and certain other parties previously entered into the Agreement and Plan of Acquisition, dated as of September 25, 1997 (the "Acquisition Agreement"), and Selas and NII now desire to terminate the Acquisition Agreement upon the terms set forth below.

         NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. The Acquisition Agreement is hereby terminated by mutual consent of Selas and NII in accordance with Section 7.1(b) of the Acquisition Agreement.

         2. This Agreement may be executed by Selas and NII in separate counterparts, each of which when so executed and delivered shall be an original, but both of which shall together constitute one and the same agreement.

         IN WITNESS WHEREOF, Selas and NII have caused this Agreement to be executed by their duly authorized officers, as of the date first above written.


                                   SELAS CORPORATION OF AMERICA


                                   By: /s/ Robert W. Ross
                                       -----------------------------------------
                                       Name:  Robert W. Ross
                                       Title:  Vice President and Treasurer



                                   NII, INCORPORATED

                                   By: /s/ William D. McEntire
                                       -----------------------------------------
                                       Name:     William D. McEntire
                                       Title:    President and Chief
                                                 Executive Officer